Exhibit 10.2

SEPARATION, CONSULTING AND RELEASE AGREEMENT

This Separation, Consulting and Release Agreement (this “Agreement”), dated effective as of April 14, 2016 (the “Termination Date”), confirms the following understandings and agreements between La Quinta Holdings Inc. (the “Company”) and Angelo Lombardi (hereinafter referred to as “you” or “your”).

WHEREAS, you are currently serving as the Executive Vice President and Chief Operating Officer of the Company;

WHEREAS, you and the Company have mutually agreed that your employment with the Company and/or its direct and indirect parent(s), subsidiaries, and affiliates will terminate effective as of the Termination Date; and

WHEREAS, you and the Company have mutually agreed that you will serve as a consultant to the Company for a period of time following the Termination Date as described in this Agreement;

NOW, THEREFORE, in consideration of the promises set forth herein, you and the Company agree as follows:

1. Employment Status and Separation Payments.

(a) You acknowledge your separation from employment with the Company and its direct and indirect parent(s) and subsidiaries and affiliates (collectively, with the Company, the “Company Group”) effective as of the Termination Date, and after the Termination Date you will not represent yourself as being an employee of the Company or any other member of the Company Group.

(b) In consideration of the release of claims set forth in paragraph 2 below, the Company agrees that it will:

(i) provide you with an aggregate severance payment equal to $940,000.00 (representing one (1) times the sum of your base salary and annual bonus), such amount to be paid in substantially equal installments over the twelve (12) month period following the Termination Date, in accordance with the Company’s regular payroll practices; and

(ii) treat, for purposes of your participation in the La Quinta Holdings Inc. 2014 Omnibus Incentive Plan, as it may be amended from time to time (the “2014 Plan”), your termination of employment as described herein as if you are being terminated by the Company without “Cause” or by you for “Good Reason” (such termination, a “Good Leaver Termination Event”). Consistent therewith, Exhibit A, attached hereto, summarizes the acceleration applicable to your equity awards as a result of such Good Leaver Termination Event ((i) and (ii) together, the “Severance Benefits”).

Notwithstanding the foregoing, in the event that any regular payroll date occurs prior to the Effective Date (as defined below), any Severance Benefits that would otherwise have been due under this paragraph 1 shall be deferred and paid or provided (as applicable) on the Effective Date (as defined below), or if as to salary continuation, together with the regular installment occurring on the first regular payroll date following the Effective Date.

(c) The Company will also reimburse you for reasonable and customary business expenses incurred prior to the Termination Date pursuant to the terms of the Company’s business expense policy; provided that you submit a completed expense reimbursement form and supporting documentation no later than thirty (30) days following the Termination Date. In addition, the Company will pay you $36,153.85 for the 160 hours of vacation time for 2016 that you have accrued but not used prior to or on the Termination Date.

(d) In addition to your rights to indemnification as an officer of the Company pursuant to the Company’s organizational documents, the Company agrees to indemnify you and hold you harmless on an after-tax basis for the actual increase in federal, state or local income taxes payable by you to the extent attributable to any net increase in taxable income of LQ Management L.L.C. (“LQM”) for any period or portion thereof ending on or prior to April 14, 2014 over the amount reflected on LQM’s IRS Form 1065 as filed for such period or portion, taking into account any tax benefits to you resulting from (i) such increase in taxable income or increase in taxes payable or (ii) any reduction in taxable income of LQM for any other such period or portion from the amount reflected on LQM’s IRS Form 1065 as filed, and the Company shall reimburse you for all reasonable fees (including, but not limited to, accountants’ and attorneys’ fees), bills, costs, expenses, taxes, interest, and penalties relating thereto, including, without limitation, any incurred in connection with any and all claims, inquiries, investigations, or audits relating thereto (and subject to execution by you of any undertaking as required by applicable law). You shall provide reasonable evidence of any net increase in taxes as the Company shall reasonably request.

(e) Subject to the provisions of paragraph 2 and your other rights referenced in this Agreement, you acknowledge and agree that the payment(s) and other benefits provided pursuant to this paragraph 1 are in full discharge of any and all liabilities and obligations of the Company or any other member of the Company Group to you, monetarily or with respect to employee benefits or otherwise, including but not limited to, any alleged written or oral employment agreement, policy, plan or procedure of the Company or any other member of the Company Group and/or any alleged understanding or arrangement between you and the Company or any other member of the Company Group (other than claims for accrued and vested benefits under an employee benefit, insurance, or pension plan of the Company or any other member of the Company Group (excluding any employee benefit plan providing severance or similar benefits), subject to the terms and conditions of such plan(s)).

(f) The payments due to you under this paragraph 1 shall be subject to reduction to satisfy all applicable federal, state and local withholding tax obligations.

2. Release and Waiver of Claims.

(a) As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

(b) You, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective as of the date hereof, do fully and forever release, remise and discharge the Company and any other member of the Company Group, and their respective current and former affiliates, together with their respective current and former officers, directors, partners, members, fiduciaries, counsel, employees, agents, executors, administrators, successors and assigns (collectively, and with the Company, the “Company Parties”) from any and all claims whatsoever up to the date hereof which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including any claim arising out of or attributable to your employment or the termination of your employment with the Company, whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation; provided, however, that you, your heirs, administrators, executors and assigns do not forfeit or release any rights under this Agreement or any legal claims or causes of action arising out of actions allegedly taken by any member of the Company Parties after the date of your execution of this Agreement. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family Medical Leave Act, and the Equal Pay Act, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permissible by law.

(c) By executing this Agreement, you specifically release all claims against the Company Parties through the date hereof relating to your employment and its termination under ADEA, a United States federal statute that, among other things, prohibits discrimination on the basis of age in employment and employee benefit plans, subject to paragraphs 2(d) and 2(e) and your other rights under this Agreement.

(d) Notwithstanding the foregoing and any other provision in this Agreement, nothing in this Agreement shall be a waiver or release of: (i) your rights with respect to this Agreement, its enforcement or breach, or payment of amounts under this Agreement, (ii) your right to benefits due to terminated employees under any employee benefit plan of the Company or any other member of the Company Group in which you participated (excluding any severance or similar plan or policy), in accordance with the terms thereof (including your rights to elect COBRA coverage), (iii) any claims that cannot be waived by law including, without limitation any claims filed with the Equal Employment Opportunity Commission, the U.S. Department of Labor, or claims under the ADEA that arise after the date of this Agreement, or (iv) your right of indemnification as provided by, and in accordance with the terms of, paragraph 1(d) above, the Company’s by-laws or a Company insurance policy providing such coverage.

(e) Nothing in this Agreement precludes you from filing, or precludes you from obtaining the benefits offered to you in this Agreement for having filed, an administrative charge of discrimination or an administrative charge within the jurisdiction of either the National Labor Relations Board or the Equal Employment Opportunity Commission (or other similar state or local agency) (“EEOC”). Additionally, nothing in this Agreement prohibits or impedes you from filing a charge or complaint, or communicating, with any federal, state or local government or law enforcement office, official or agency (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any such Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided that (i) in each case, such communications and disclosures are consistent with applicable law, relevant to the possible violations, and (ii) the information subject to such disclosure was not obtained by you through a communication that was subject to the attorney-client privilege, unless such disclosure of that information would otherwise be permitted by an attorney pursuant to 17 CFR 205.3(d)(2), applicable state attorney conduct rules, or otherwise. Notwithstanding the foregoing, you understand that the Company does not authorize the waiver of the attorney-client privilege or work product protection or any other privilege or protection belonging to the Company. With the exception of any of the foregoing claims, complaints or communications described in paragraph 2(d) and this paragraph 2(e), you affirm that you have neither filed or caused to be filed, and presently are not a party to, any claim, complaint, or action against the Company in any forum or form, nor have you purported to assign any claim or part thereof which is released herein. Other than a benefit or remedy pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or any other provision of federal or state law pertaining to whistleblower incentives and protection, you promise never to seek or accept any damages, remedies, or other relief for yourself personally (any right to which you hereby waive and promise never to seek or accept) with respect to any claim included in this paragraph 2(e), in any proceeding, including but not limited to, any EEOC proceeding.

(f) You acknowledge and agree that by virtue of the foregoing, and subject to your rights referenced in paragraphs 2(d) and 2(e) and otherwise in this Agreement, you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this paragraph 3. Therefore, and subject to your rights referenced in paragraphs 2(d) and 2(e) and otherwise in this Agreement, you agree that you will not accept any award or settlement from any source or proceeding (including but not limited to any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Agreement.

3. Knowing and Voluntary Waiver. You expressly acknowledge and agree that you:

(a) Are able to read the language, and understand the meaning and effect, of this Agreement;

(b) Have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication, drug or chemical of any type in entering into this Agreement;

(c) Understand that, by entering into this Agreement, you do not waive rights or claims under ADEA that may arise after the date you execute this Agreement;

(d) Had or could have the entire Review Period in which to review and consider this Agreement, and that if you execute this Agreement prior to the expiration of the Review Period, you have voluntarily and knowingly waived the remainder of the Review Period;

(e) Were advised to consult with your attorney regarding the terms and effect of this Agreement; and

(f) Have signed this Agreement knowingly and voluntarily.

4. No Suit. You represent and warrant that you have not previously filed, and, to the maximum extent permitted by law, agree that you will not file a complaint, charge or lawsuit against any of the Company Parties for any of the claims released herein.

5. Consulting Appointment.

(a) Effective as of the Termination Date and through the date that is two (2) months following the Termination Date (the “Consulting Period”), you shall serve as a consultant to the Company. During the Consulting Period, you will make yourself available, on an as-needed basis, to provide your assistance and expertise in all matters reasonably requested by the Company in connection with the transition of your duties and responsibilities, and with respect to such other matters relating to the business of the Company Group (the “Consulting Services”). Notwithstanding the foregoing, the Consulting Period shall immediately terminate upon any breach by you of this Agreement, and the Company shall have no further obligations under this paragraph 5 upon such early termination of the Consulting Period.

(b) In connection with your provision of the Consulting Services, the Company will pay you a monthly consulting fee equal to $40,000 (the “Consulting Fees”), payable in substantially equal monthly installments, in arrears.

(c) You acknowledge that, during the Consulting Period, you will not be an “employee” (or person of similar status) of the Company or any member of the Company Group for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result, the Company will not withhold or deduct from the Consulting Fees any amounts as federal income tax withholding from wages or as employee contributions under the Federal Insurance Contributions Act or any other state or federal laws, and you will be solely responsible for the payment of any federal, state or local income or payroll taxes with respect to the Consulting Fees. In the event that the consulting arrangement described herein is reclassified as an employment relationship by any governmental agency or court, you acknowledge and agree that you will not seek to participate in or benefit from any of the employee benefit plans or programs of the Company or its affiliates as a result of such reclassification.

(d) It is understood by you and the Company that during the Consulting Period, you shall be an independent contractor with respect to the Company and not an employee of the Company. You acknowledge and agree that following the Termination Date, and in each case other than as required by COBRA, you (and your eligible dependents) shall no longer be eligible for, actively participate in, accrue service credit or have contributions made, either by you or on your behalf, under any employee benefit plan sponsored or maintained by the Company in respect of periods commencing following the Termination Date, including without limitation, workers’ or unemployment compensation benefits, any plan which is intended to qualify under Section 401(a) of the Code, fringe benefits or other similar plans of the Company, and you shall have no further right to receive any such benefits from the Company.

6. Binding Nature, Successors and Assigns. The provisions hereof shall inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and the Company Group’s successors and assigns. The provisions hereof shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns, as applicable, and the Company Group’s executors, administrators, legal representatives, successors and assigns, as applicable.

7. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

8. Restrictive Covenants.

(a) You agree that:

(i) you will not, at any time, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information concerning the business or policies of the Company Group, which you may have learned in connection with your employment or Consulting Services. For purposes of this Agreement, a “trade or business secret, process, method or means, or any other confidential information” shall mean and include written information treated as both confidential and as a trade secret by the Company Group. Your obligation under this paragraph 8(a)(i) shall not apply to any information which (a) is known publicly; (b) is in the public domain or hereafter enters the public domain without the fault of you; (c) is known to you prior to your receipt of such information from the Company, as evidenced by written records of you; or (d) is hereafter disclosed to you by a third party not under an obligation of confidence to the Company Group. You agree not to remove from the premises of the Company, except as specifically permitted in writing by the Company, any document or other object containing or reflecting any such confidential information. You recognize that all such documents and objects, whether developed by you or by someone else, will be the sole and exclusive property of the Company. Upon termination of the Consulting Period, you shall deliver to the Company all such confidential information, including without limitation all lists of lessees, customers, correspondence, accounts, records and any other documents or property made or held by you or under your control in relation to the business or affairs of the Company, and no copy of any such confidential information shall be retained by you;

(ii) during the period commencing on the Termination Date and ending on the date that is six (6) months following the Termination Date, you shall not, individually or on behalf of any person, firm, partnership, joint venture, association, corporation, company, enterprise, or entity, or as a sole proprietor, partner, stockholder, director, officer, principal, agent, or executive, or in any other capacity or relationship, engage in any business activity that is materially competitive with the current business activities of the Company Group within the United States of America or any other jurisdiction in which any member of the Company Group engages in business and derives a material portion of its revenues; and

(iii) during the period commencing on the Termination Date and ending on the date that is six (6) months following the Termination Date, you shall not, directly or indirectly, whether as an employee, consultant, independent contractor, partner, or joint venturer, solicit or induce, or in any manner attempt to solicit or induce, any person employed by, or as agent of, the Company to terminate such person’s employment or agency, as the case may be, with the Company.

(b) You agree that from and after the Termination Date, you will not, orally or in writing, Disparage the Company Parties or otherwise take any action which could reasonably be expected to adversely affect the business reputation of the Company. “Disparage” means negative, defamatory, injurious, or false statements. This paragraph 8 does not limit or hinder your rights under Section 7 of the National Labor Relations Act, and does not bar you from making any truthful statements in any court proceeding or governmental investigation. Notwithstanding the foregoing, the Company agrees that you will be entitled to describe your responsibilities and roles while employed by the Company and that you and the Company mutually agreed to terminate your employment with the Company. Your obligations under this paragraph 8 shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency.

(c) You acknowledge and agree that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this paragraph 8 would be inadequate and the Company Group would suffer substantial, continuing, and irreparable damages as a result of such breach or threatened breach. In recognition of this fact, you agree that in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available by a court of appropriate jurisdiction without the necessity of proving irreparable harm or injury as a result of such breach or threatened breach. Notwithstanding any other provision to the contrary, you acknowledge and agree that the Restricted Period shall be tolled during any period of violation of any of the covenants in this paragraph 8 and during any other period required for litigation during which the Company or any other member of the Company Group seeks to enforce such covenants against you if it is ultimately determined that you were in breach of such covenants.

(d) It is the desire and intent of the parties to this Agreement that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. If for any reason any provision of this Agreement is determined to be invalid or unenforceable, or excessively broad as to duration, scope, activity or subject, in whole or in part, such determination will not affect any other provision of this Agreement or the remaining portion of this Agreement, and the provision in question shall be modified by the court so as to be rendered enforceable to the maximum extent compatible with applicable law.

9. Cooperation. You agree that, after the Termination Date, you shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while you were employed by the Company or during the Consulting Period; provided, however, that such cooperation shall not materially and adversely affect you or expose you to an increased probability of civil or criminal litigation. Your cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. After the Termination Date, you also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while you were employed by the Company or during the Consulting Period. The Company shall also provide you with compensation on an hourly basis (to be derived from your current or last applicable level of base compensation, as paid by the Company) for requested litigation and regulatory cooperation that occurs after the Termination Date, and reimburse you for all costs and expenses incurred in connection with your performance under this paragraph, including, but not limited to, reasonable attorneys’ fees and costs.

10. Return of Property. You agree that you will, promptly following the Consulting Period, return to the Company all property belonging to the Company and/or any other member of the Company Group, including but not limited to all proprietary and/or confidential information and documents (including any copies thereof) in any form belonging to the Company, keys, card access to the building and office floors, Employee Handbook, phone card, computer user name and password, disks and/or voicemail code. You may retain your Company-provided computer and cellular telephone (including telephone number) and other home office equipment; provided, that you provide such items to the Company to remove all proprietary and/or confidential information and documents in any form belonging to the Company Group on the Termination Date.

11. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you or any member of the Company Group.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all counterparts so executed shall constitute one agreement binding on all of the parties hereto, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed either by original or facsimile, either of which will be equally binding.

13. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the termination of your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement. Nothing in this Agreement is intended to amend or alter any of your rights relating to your equity holdings in the Company or Severance Benefits, including under the 2014 Plan, and your rights will, to the extent applicable, expressly survive the execution of this Agreement in accordance with the terms thereof and with the terms of this Agreement.

14. Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF TEXAS, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE.

15. Opportunity for Review; Acceptance. You have through the twenty-first (21st) day following the date hereof (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of this Agreement to the Company, to the attention of the Company’s General Counsel. Notwithstanding anything contained herein to the contrary, this Agreement will not become effective or enforceable for a period of seven (7) calendar days following the date of its execution (the “Revocation Period”), during which time you may revoke your acceptance of this Agreement by notifying the General Counsel, in writing, via facsimile at (214) 492-6500. To be effective, such revocation must be sent to the Company no later than 5:00 p.m. on the seventh (7th) calendar day following its execution. Provided that this Agreement is executed and you do not revoke it, the eighth (8th) day following the date on which this Agreement is executed shall be its effective date (the “Effective Date”). In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, or if you otherwise revoke this Agreement during the Revocation Period, this Agreement will be null and void and of no effect, and the Company will have no obligations hereunder.

*        *         *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

LA QUINTA HOLDINGS INC.

By:	/s/ Mark Chloupek
Name: Mark Chloupek
Title: Executive Vice President and
General Counsel
Date: April 14, 2016

/s/ Angelo Lombardi
Angelo Lombardi
Date: April 14, 2016

[Signature Page to Separation, Consulting and Release Agreement]

EXHIBIT A

Acceleration Applicable to Equity Awards

Equity Award	Acceleration of Equity Award
2014 Equity Awards
Share Distribution Acknowledgement	N/A
Restricted Stock Award (IPO Grant)	N/A
Restricted Stock Award (Retention Grant)	48,940.67 shares
Restricted Stock Award (Time-Based)	3,309 shares
Performance Share Unit Award	0 shares
2015 Equity Awards
Restricted Stock Award (Time-Based)	3,009.34 shares
Performance Share Unit Award	0 shares
2016 Equity Awards
Restricted Stock Award (Time-Based)	10,049.33 shares
Performance Share Unit Award[1]	0 shares
Total	65,308.34 shares

[1]	2016 Performance Share Unit Award subject to stockholder approval.